Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES RECORD SALES FOR ITS FISCAL YEAR 2023

Ocala, FL…February 2, 2024—Today Nobility Homes, Inc. (OTCQX: NOBH) announced record sales for its fiscal year ended November 4, 2023. Sales for fiscal year 2023 increased 23% to $63.3 million as compared to $51.5 million recorded in fiscal year 2022. For the fourth quarter of fiscal 2023, sales were $14.7 million as compared to $16.2 million in the fourth quarter of last fiscal year.

Nobility’s financial position during fiscal year 2023 remained very strong with cash and cash equivalents, certificates of deposit and short-term investments of $24.6 million and no outstanding debt. Working capital is $37.9 million and our ratio of current assets to current liabilities is 3.9:1. Nobility’s Annual Report on Form 10-K will be delayed because of the ongoing financial audit, whereby most of the remaining in-process audit procedures relate to the capitalization of costs in finished goods inventory.

Terry Trexler, President, stated, “The primary reason that sales increased in fiscal 2023 over fiscal 2022 was due to the severe supply chain challenges experienced during the first nine months of fiscal 2022 that negatively impacted our ability to complete and deliver homes to customers. During fiscal year 2023, the supply chain challenges eased compared to the prior year and we were able to complete and deliver more retail customers’ homes, which included us selling sixty-four new homes during fiscal year 2023 purchased for $10,871,250 from other manufacturers, to help reduce our backlog. We continue to experience limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. These issues continue to cause delays in the completion of the homes at the Company’s manufacturing facility and the set-up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and set up homes to customers. We expect that these challenges will continue throughout fiscal 2024 and potentially beyond. The Company also continues to experience inflation in some building products resulting in increases to our material and labor costs which may increase the wholesale and retail selling prices of our homes.

The current demand for affordable manufactured housing in Florida and the U.S. is slowing, which we believe is because of the interest rate environment. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2022 through October 2023 declined by approximately 16% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2023, the Company celebrated its 56th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 33 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

All sales numbers for the fourth quarter and fiscal year ended November 4, 2023, in this report are unaudited and subject to change because of the completion of Nobility’s audit. In addition, certain statements in this report constitute forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.